Second Quarter 2018
Conference Call Script
May 8, 2018
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ 2018 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2018 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the second quarter’s results and outlook for the full year are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

A replay of this morning’s call will be available for 30 days at 1-866-373-4993. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website.

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In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our 2018 second quarter results. I'll give you a quick overview of the quarter and then Martie will follow with additional analysis. I will then provide some further color on key performance areas later in the call. We will finish up with an update on our outlook for 2018.

We had a very strong second quarter growing consolidated net sales by 16.8 percent, and increasing adjusted operating income 34.7 percent compared with the prior year. Our strategic reorganization and subsequent changes made over the past year are leading to improved execution of our key initiatives. We

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achieved our highest quarterly year-over-year net sales growth in five years. We benefited from lapping poor weather in the prior year and accelerated shipments from our price increases, which I will address later in the call. Most importantly, we are excited about the organic growth delivered at both Infrastructure and Technologies. We are very encouraged by the healthy demand in both municipal and residential end markets leading us to raise our expectations for our annual net sales growth.

The rapid rise in brass and scrap metal costs impacted our conversion margins in the quarter, especially for our project-related Pratt specialty valve business. Despite these headwinds from higher material costs, we improved our gross profit margin as we leveraged higher volume and executed our cost productivity initiatives. During the second quarter, we successfully implemented price increases for our valves, hydrants and brass products, and anticipate higher pricing will more than offset expected increases in material costs in the second half of the year.

We remain focused on executing our key initiatives to grow and enhance our business as we accelerate new product development, drive manufacturing

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productivity improvements, and improve our go-to-market strategies as a more customer-focused organization. With healthy end markets and focused execution of our initiatives, we remain confident in our ability to deliver strong consolidated net sales growth and conversion margin improvement for 2018.

With that, I’ll turn the call over to Martie.

Martie Zakas

Thanks Scott, and good morning, everyone. I will start with our second quarter consolidated financial results, then review our segment performance.

Consolidated net sales for the 2018 second quarter increased $33.5 million, or 16.8 percent, to $233.2 million driven by higher volumes at both Infrastructure and Technologies. Infrastructure, which makes up approximately 90 percent of our net sales, accounted for $29.5 million of this increase.

Gross profit improved this quarter by $22.0 million to $74.5 million, and gross profit margin increased to 31.9 percent. Adjusted gross profit margin

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increased by 70 basis points excluding last year's discrete warranty charge. As Scott mentioned earlier, in addition to the benefit of volume growth, our cost productivity initiatives and higher pricing have also helped grow our margins despite headwinds from material cost increases.

Selling, general and administrative expenses were $42.7 million in the quarter and $38.7 million in the second quarter last year. The increase was due primarily to higher personnel-related expenses and the additional SG&A from Singer Valve. SG&A as a percent of net sales decreased by 110 basis points in the quarter to 18.3 percent. On a trailing twelve months basis, SG&A as a percent of net sales was 18.7 percent.

Operating income improved to $29.9 million. Adjusted operating income increased 34.7 percent to $31.8 million in the 2018 second quarter compared with $23.6 million in the prior year. Our adjusted results this quarter exclude $1.9 million of expenses related to strategic reorganization and other charges. As we discussed before, we expect to report expenses related to our previously announced strategic reorganization throughout 2018.

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Operating performance was favorably impacted by higher volumes, cost productivity improvements and higher pricing, which were partially offset by higher material costs and higher SG&A expenses.

Adjusted EBITDA for the 2018 second quarter increased 25.4 percent to $42.4 million, compared with $33.8 million in 2017. For the trailing twelve months, adjusted EBITDA was $172.9 million, or 19.9 percent of net sales.

Net interest expense for the 2018 second quarter decreased by $300,000 to $5.2 million primarily due to higher interest income this year.

Now onto income taxes...

On December 22, 2017, tax legislation was enacted that made significant revisions to federal income tax laws, including lowering the corporate income tax rate to 21 percent from 35 percent, eliminating or limiting certain deductions and overhauling the taxation of income earned outside the United States. In this quarter, we recorded a provisional one-time expense of $7.5 million for the transition tax on previously-untaxed, undistributed foreign

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earnings. The provisional net impact of the tax legislation to date is a $35.1 million benefit, including the benefit of $42.6 million recorded in the first quarter related to remeasurement of our net deferred income tax liabilities.

For the 2018 second quarter, we reported a net income tax expense of $14.2 million, which was largely driven by the one-time expense related to the transition tax that we expect to pay over the allowable 8-year period. Other than this transition tax expense, income tax expense was $6.7 million, or 27.5 percent of income before income taxes. This rate differs from the statutory rate primarily due to the effects of state income taxes and discrete items, particularly certain effects of stock compensation transactions.

Our adjusted net income per share was $0.12 for the quarter compared to $0.09 in 2017. 2018 quarterly adjusted EPS excludes the provisional one-time transition tax expense, strategic reorganization and other charges.

Now I'll turn to our segment performance, starting with Infrastructure.

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Infrastructure had a very strong quarter growing net sales by 16.2 percent to $211.1 million. This increase was primarily due to higher shipment volumes, higher pricing and the addition of Singer Valve.

Adjusted operating income for the 2018 second quarter increased $9.0 million, or 25.0 percent, to $45.0 million primarily due to increased shipment volumes, higher pricing and cost productivity improvements, which were partially offset by higher material costs and SG&A expenses, including the additional SG&A from Singer Valve. Material costs have continued to increase both year-over-year and sequentially. Despite these headwinds, Infrastructure achieved a conversion margin of 30.5 percent.

Adjusted EBITDA for the 2018 second quarter increased $9.5 million, or 21.1 percent, to $54.5 million versus $45.0 million in the 2017 second quarter.

Moving on to Technologies…

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Technologies delivered 22.1 percent net sales growth this quarter to $22.1 million. This increase was driven by higher Mueller Systems volumes and increased leak detection sales.

Adjusted operating losses were essentially flat year-over-year at $3.9 million for the second quarter compared with $3.8 million in 2017. Adjusted operating results were similar in both periods as the benefits of higher volumes were offset by higher warranty expense.

Now I'll review our liquidity...

Free cash flow, which is cash flow from operating activities of continuing operations, less capital expenditures, was negative $6.9 million for the 2018 second quarter compared to negative $6.3 million for the prior year quarter. Through the first half of the year, free cash flow was negative $12.8 million compared with negative $30.4 million in the first half of the prior year. As a reminder, our cash flow from operating activities is typically lower in the first half of the year driven by the seasonality of our business and timing of our working capital.

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We invested $8.0 million in the quarter for capital expenditures, largely to upgrade our equipment and manufacturing capabilities, and to further drive cost productivity improvements and cost savings across the organization.

At March 31, 2018, we had total debt of $479 million including $477 million outstanding of senior secured term loan debt due November 2021. The term loan accrues interest at a floating rate equal to LIBOR plus a margin of 250 basis points. We have interest rate swap contracts that effectively fix the interest rate on $150.0 million of our term loan borrowings at 4.8 percent through September 30, 2021.

Net debt leverage ratio was less than one, and our excess availability under the ABL Agreement was about $134 million.

Scott will now talk more about our results and updated full year 2018 outlook.

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Scott Hall

Thanks Martie.

I'd like to address a few key areas, and then discuss our updated full year outlook.

Infrastructure's strong second quarter net sales growth of 16.2 percent was driven by growth across all its major product lines. The improvements we have made in our go-to-market strategies have enabled us to achieve strong organic growth. We have re-aligned our sales teams to become a more customer-focused organization to serve the needs of all customers. This included developing key account strategies and changing incentive programs.

This quarter, our volume growth also benefited from lapping the severe weather conditions in the Western part of the U.S. in the prior year. Additionally, we believe customers accelerated shipments in the second quarter ahead of our announced price increases, and we believe that distributors are

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more comfortable with higher levels of inventory entering this year's construction season.

In February, we announced price increases for our iron gate valve, hydrant and brass products in the U.S. and Canadian markets. As part of our enhanced go-to-market strategy, we successfully executed price increases by working closely with our channel partners. Our customers were given a window of time to order products at the old price, and many took advantage of that opportunity. Although this had a favorable impact on our shipment volumes in the second quarter, the additional benefit from these price increases will occur in the second half of the year.

While we have benefited from higher pricing over the past four quarters on both a sequential and year-over-year basis, we have not been able to fully offset the increase in material costs in the first half of this year due to the continued rise in brass and scrap metal prices in 2018. Second quarter material costs rose about 6 percent compared with the prior year quarter. This quarter however, we did essentially offset the increase in material costs with higher pricing.

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Although we offset these inflationary costs, this led to a lower-than-expected consolidated conversion margin of 24.5 percent for the quarter. We are actively managing our supply chain to work to minimize any impact to margins and believe the rate of increase in year-over-year material costs will slow in the second half of 2018 compared to the first half of the year. We believe that our price realization will offset these increases in the second half of this year. Over time, we expect to more than offset increases in material costs with pricing.

Driving manufacturing productivity improvements remains one of our top priorities as we look to reinvest some of these savings in our business to generate new product development. Due to improved execution of operations over the past year, our cost productivity improvements have helped increase Infrastructure's gross profit margin to 33.4 percent through the first half of the year.

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At Technologies, we were pleased to see the 22.1 percent net sales growth as the teams worked to execute new go-to-market strategies.     The AMI mix continues to increase and we are having success using distributors. Higher volumes at both Systems and Echologics improved conversion margin, which was offset by an increase in warranty expense. This expense was related to the warranty reserve we recorded a year ago. Despite this, I believe the team is on the right path to strengthening our position in the market and executing productivity strategies to enhance profitability.

We remain focused on strengthening and growing Technologies, as this will allow us to further integrate and differentiate our core Infrastructure business. We believe that building water technology expertise is an important part of our long-term commitment to address the evolving needs of our customers. We are a leader in non-invasive leak detection and have developed technologies to use the pumper cap of a fire hydrant as a node for a fixed leak detection solution. Echologic's EchoShore DX product is a great example of how we are working to integrate technology into our core products as Mueller Systems developed the communications technology. This product allows a utility to locate leaks and identify where they need to repair infrastructure to

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reduce non-revenue water loss. Notable customers who are using the EchoShore DX product include San Jose Water and American Water.

Although leak detection is a small portion of the Technologies business, it continues to gain momentum. With our market leadership position in water infrastructure, it's important for Mueller to be at the forefront of integrating technology into solutions and products for our customers. Over the long term this will allow us to enhance our competitive advantages.

Moving to capital allocation now...

Our capital allocation strategy remains focused on enhancing our position as a water infrastructure company and adding long-term value for our shareholders. Our strong balance sheet and free cash flow enable us to reinvest and grow our business through capital investments and acquisitions, while returning cash to shareholders through dividends and share repurchases.

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Through the first two quarters of the year, we have returned $34 million of cash to shareholders through our quarterly dividend and ongoing share repurchase program.

We continue to evaluate capital investments that will help us expand our product portfolio, broaden manufacturing capabilities and efficiencies, and support growth initiatives. Recently, we announced an investment in our Chattanooga facility to expand domestic manufacturing capabilities and introduce additive manufacturing technologies to our foundries. In addition, we are focused on our acquisition pipeline to leverage our existing channels, strengthen our market positions, and expand our geographic footprint. Going forward, our goal is to maintain a strong balance sheet with a debt structure that provides flexibility to support our capital allocation strategies and longer-term growth initiatives.

I'd like to review our current full year expectations for consolidated results.

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We continue to see favorable dynamics in our primary end markets, and all indications are that the fundamentals are very good for a healthy demand environment throughout 2018. For our key end markets, we expect residential construction market percentage growth to be in the mid to high-single digit range, with municipal spending growth in the low to mid-single digit range.

For full year 2018, we are increasing our expectations for consolidated net sales growth to 7 to 9 percent from the 4 to 7 percent range we previously communicated. This means that our consolidated net sales growth for the second half of the year will be lower than the 12 percent consolidated net sales growth we achieved in the first half of the year. The primary reasons for this are the high level of orders we received and shipped in the second quarter related to our February pricing action, as well as the severe weather conditions in the West that we lapped in the second quarter.

We expect our conversion margin for the full year to be between 25 and 30 percent, which is higher than our 19 percent conversion margin through the first half of the year. Higher volumes, improved pricing, and continued execution of our cost productivity initiatives are all expected to contribute to

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the improvement in our conversion margin in the second half of the year. In addition, we will be lapping the significant increases in brass and scrap metal costs in the second half of the prior year. We remain on track to deliver our cost productivity savings for the year, and anticipate that these efforts in conjunction with improved price realization will more than offset additional increases in material costs in the second half of the year.

I'd like to turn it back over to Martie to provide some final comments on our 2018 outlook.

Martie Zakas

Thanks Scott....

Turning now to some of the other expectations for our 2018 performance...

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Corporate expenses are expected to be between $33 and $35 million. We expect depreciation and amortization to range from $45 to $47 million, net interest expense to be between $21 and $22 million, and capital expenditures to range from $50 to $60 million. We anticipate that our adjusted effective income tax rate for the full year will be between 26 and 28 percent, excluding any one-time impacts from the new tax legislation.

With that, Operator, please open this call for questions.

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